Exhibit 1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 2, 2014 (this “Agreement”), by and among Smith & Nephew, Inc., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule 1 hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, ArthroCare Corporation, a Delaware corporation (the “Company”), Parent, and Rosebud Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and, solely with respect to Section 11.04(b) and Section 11.13, Smith & Nephew plc, an English public limited company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, each of the Stockholders is the Beneficial Owner (as defined herein) of such Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has (i) adopted the Merger Agreement and approved the transactions contemplated thereby, (ii) approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement, and (iii) waived any conflict with the Securities Purchase Agreement dated as of August 14, 2009 (the “OEP SPA”) between the Company and OEP AC Holdings, LLC (the “OEP Stockholder”) that may arise as a result of the execution of this Agreement by the OEP Stockholder or the performance by the OEP Stockholder of its obligations thereunder, including with respect to Section 10 of the OEP SPA (the “OEP Waiver”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
GENERAL

Section 1.01.  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Common Stock, Preferred Stock or other voting capital stock of the Company and any shares of Common Stock, Preferred Stock or other voting capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Common Stock, Preferred Stock or other voting capital stock of the Company, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).  The term “Encumber” shall have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Common Stock and Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the earliest to occur of (1) the date that the Merger Agreement shall terminate in accordance with its terms and (2) with respect to each Stockholder, the date on which there is any material modification, waiver or amendment to the Merger Agreement that is adverse to the Stockholders that has not been approved by such Stockholder (it being understood that any decrease in or change in the form of the Merger Consideration or extension of the End Date beyond nine months from the date hereof shall constitute a material amendment to the Merger Agreement that is adverse to the Stockholders).

“Permitted Transfer” means (a) a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder, (b) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Company Stock Option, Company Stock Appreciation Right, Company Restricted Stock Unit or Company Performance Share, (c) the Transfer by a Stockholder that is an individual of Covered Shares pursuant to the terms as in effect on the date hereof of a 10b5-1 plan of such Stockholder that is in existence on the date hereof, (d) the Transfer of Covered Shares with Parent’s prior written consent, (e) the conversion of any Covered Shares into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement or (f) if the Stockholder is an individual: (i) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family; or (ii) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the Laws of intestate succession, provided that in the case of each of (f)(i) and (f)(ii), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Preferred Shares” means shares of Series A 3.00% Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Representatives” means the officers, directors, employees, agents and advisors of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2
VOTING

Section 2.01.  Agreement To Vote.

(a)         Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i)             appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)          vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company’s certificate of incorporation) covering, all of such Covered Shares (A) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (C) against any Acquisition Proposal or any other action, agreement or transaction involving the Company or any of its Subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, including (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (II) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (III) any change in the present capitalization of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws.

(b)         Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of Delaware Law) in connection with the Merger.

(c)          Except as set forth in this Section 2.01, nothing in this Agreement shall limit the right of each Stockholder to vote in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

Section 2.02.  Proxy.  Until the Expiration Date, each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares owned by Stockholder as of the applicable record date in accordance with Section 2.01 at the Stockholder Meeting and at any annual or special meetings of stockholders of the Company (or adjournments or postponements thereof) at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section 2.02 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten business days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.01.  This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate automatically.  Each Stockholder (solely in its capacity as such) shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy.  Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.  Each Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to such Stockholder’s Covered Shares that conflict with this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations And Warranties Of Each Stockholder.  Each Stockholder (severally and not jointly) hereby represents and warrants to Parent as follows:

(a)         Authorization; Validity of Agreement.  If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)         Ownership.  As of the date hereof such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the OEP SPA, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws.  As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock and Preferred Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by such Stockholder.  As of the date hereof such Stockholder has sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, and sole power to issue instructions with respect to the matters set forth in Article 2, in each case with respect to all of such Stockholder’s Existing Shares.

(c)          No Inconsistent Agreements.  Such Stockholder (a) has not entered into any voting agreement or voting trust with respect to the Covered Shares of such Stockholder other than pursuant to the OEP SPA which, pursuant to the OEP Waiver, does not in any manner prevent or disable such Stockholder from performing any of its obligations under this Agreement, (b) has not granted a proxy (except pursuant to Section 2.02) or power of attorney with respect to the Covered Shares of such Stockholder and (c) has not taken any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

(d)         No Violation.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound, (ii) if such Stockholder is an entity, conflict with or violate any certificate or articles of incorporation, as applicable, and bylaws or other equivalent organizational documents of such Stockholder, or (iii) conflict with, or require any consent or other action by any Person (other than the consent of the Company under the OEP SPA, which has been waived prior to the date hereof) under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit to which such Stockholder is entitled or the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except, in the case of each of (i), (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(e)          Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports with the SEC.

(f)           Absence of Litigation.  As of the date hereof, there is no litigation, action, suits or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby or by the Merger Agreement on a timely basis.

(g)          Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Subsidiary or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(h)         Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein.

Section 3.02.  Representations And Warranties Of Parent.  Parent hereby represents and warrants to each Stockholder as follows:

(a)         Authorization; Validity of Agreement.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)         No Violation.  The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Parent or by which any of its assets or properties is bound or (ii) conflict with or violate Parent’s certificate or articles of incorporation, as applicable, and bylaws or other equivalent organizational documents of Parent, except, in the case of each of (i) and (ii), for any such matters as would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE 4
OTHER COVENANTS

Section 4.01.  Prohibition On Transfers; Other Actions.  Until the earlier of the Expiration Date and the date on which the Merger Agreement is adopted by the stockholders of the Company, each Stockholder (severally and not jointly) agrees that it shall not (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement with any Person, or take any other action, that violates or conflicts with such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right or its ability to comply with and perform its covenants and obligations under this Agreement.  Any Transfer in violation of this provision shall be void ab initio.  Until the earlier of the Expiration Date and the date on which the Merger Agreement is adopted by the stockholders of the Company, each Stockholder (severally and not jointly) shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares, unless such transfer is a Permitted Transfer.

Section 4.02.  Stock Dividends, Etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock or Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03.  No Solicitation; Support Of Acquisition Proposals. Subject to the provisions of Section 5.02 of this Agreement:

(a)         Except as set forth in this Section 4.03, prior to the Expiration Date each Stockholder (severally and not jointly) agrees that it shall not, and shall use its reasonable best efforts to cause each of its Subsidiaries and shall direct its Representatives not to, directly or indirectly (i) solicit, initiate or knowingly take any action to facilitate or encourage, in each case, the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations relating to the Company or any of its Subsidiaries with, or furnish any information relating to the Company or any of its Subsidiaries to, any Person that, to the knowledge of such Stockholder, is seeking to make, or has made, an Acquisition Proposal, (iii)  make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Common Stock or Preferred Stock in connection with any vote or other action on any matter, other than to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby as otherwise expressly provided in this Agreement, or (iv) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into any agreement with respect to an Acquisition Proposal.  Each

Stockholder (severally and not jointly) shall immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore (other than with Parent) with respect to any Acquisition Proposal, and shall take the necessary steps to inform its Representatives of the obligations undertaken pursuant to this Agreement, including this Section 4.03.

(b)                       Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take the actions set forth in Section 6.03(b)(i)(A) of the Merger Agreement with respect to an Acquisition Proposal and such Stockholder has not breached this Section 4.03, such Stockholder and its Representatives will be free to participate in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement in connection with such Acquisition Proposal.

(c)                        For the purposes of this Section 4.03, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

Section 4.04.  Notice Of Acquisitions.  Each Stockholder (severally and not jointly) agrees upon receipt of written inquiry from Parent to notify Parent as promptly as practicable (and in any event within one business day after receipt of such written inquiry) orally and in writing of the number of any additional shares of Common Stock, Preferred Stock, or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

Section 4.05.  Matters Regarding Series A Preferred Stock.  To the extent a Stockholder owns any shares of Company Series A Preferred Stock, such Stockholder hereby waives all rights, if any, of such Stockholder with respect to its shares of Company Series A Preferred Stock to vote or consent as a separate class in connection with the Merger or the Merger Agreement.

Section 4.06. Further Assurances.  From time to time, at Parent’s reasonable request, each Stockholder (severally and not jointly) agrees to take all such further actions as may be necessary to effect the actions contemplated by this Agreement.  Without limiting the foregoing, each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Company Proxy Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Termination.  This Agreement shall remain in effect until the Expiration Date.  Neither the provisions of this Section 5.01 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement prior to such termination.  Except as provided in the preceding sentence, upon the termination of this Agreement, neither Parent nor the Stockholders will have any rights or obligations under this Agreement and this Agreement shall become null and void and have no effect, except that the provisions of this Article 5 shall survive any such termination.

Section 5.02.  No Agreement as Director or Officer.  Notwithstanding anything to the contrary in this Agreement, no Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s (or any of its Affiliate’s) capacity as a director or officer of the Company (if such Stockholder or any such Affiliate holds any such office), and nothing in this Agreement (i) shall limit or affect any actions or omissions taken by any Stockholder or any Affiliates of any Stockholder in such Stockholder’s or any such Affiliate’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) shall be construed to prohibit, limit or restrict any Stockholder or any Affiliate of any Stockholder from exercising such Stockholder’s or Affiliate’s fiduciary duties as an officer or director to the Company or its stockholders.

Section 5.03.  No Ownership Interest.  Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration.  Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.  Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law.

Section 5.04.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long such e-mail is actually received) and shall be given:

(i)                                     if to Parent to:

Smith & Nephew, Inc.
150 Minuteman Road
Andover, MA 01810

Attention:                      General Counsel

Facsimile:                      (978) 749-1599

E-mail:                                     Company.Secretary@smith-nephew.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:                      George R. Bason, Jr.

Michael Davis

Facsimile:                      (212) 701-5800

E-mail:                                     george.bason@davispolk.com

michael.davis@davispolk.com

(ii)                                  if to a Stockholder, to the applicable address set forth on Schedule 1 with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:                      Charles K. Ruck

Josh Dubofsky

Facsimile:                      (212) 751-4864

E-mail:                                     charles.ruck@lw.com

josh.dubofsky@lw.com

or to such other address as such party may have furnished to the other parties in writing in accordance with this Section 5.04.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York time on a business day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 5.05.  Interpretation; Definitions.  This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day; and (h) “Law”  shall be interpreted as any law, statute, order, rule, regulation, judgment, decree, arbitration award, ordinance or judgment of any Governmental Authority.

Section 5.06.  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  This Agreement may be executed and delivered by facsimile or “PDF” transmission.

Section 5.07.  Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.08.  Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a)                       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.

(b)                       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii)  SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)  SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.09.  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

Section 5.10.  Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Without limiting the generality of the foregoing, each Stockholder agrees with Parent that Parent shall be entitled to specific performance of such Stockholder’s obligations to abide by the covenants and obligations with respect to the Covered Shares of such Stockholder set forth herein.  For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

Section 5.11.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.12.  Successors And Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SMITH & NEPHEW, INC.

By:	/s/ John W. Campo, Jr.
	Name:	John W. Campo, Jr.
	Title:	Authorized Signatory

By:	/s/ Olivier Bohuon
	Name:	Olivier Bohuon
	Title:	Authorized Signatory

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

OEP AC Holdings, LLC

By:	/s/ Christian P. Ahrens
	Name:	Christian P. Ahrens
	Title:	Vice President

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Stockholder

By:	/s/ Christian P. Ahrens
Christian P. Ahrens

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Stockholder

By:	/s/ Gregory A. Belinfanti
Gregory A. Belinfanti

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SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Number of Existing Shares
OEP AC Holdings, LLC	Preferred	75,000
OEP AC Holdings, LLC	Common	27,234
Christian Ahrens	Common	17,957	*
Gregory Belinfanti	Common	17,957	**

*Includes 3,404 unvested restricted stock units, 7,245 unvested deferred restricted stock units and 7,308 vested deferred restricted stock units

** Includes 3,404 unvested restricted stock units, 7,245 unvested deferred restricted stock units and 7,308 vested deferred restricted stock units

Notices:

(a)                                 for OEP AC Holdings, LLC, Christian Ahrens and Gregory Belinfanti:

OEP AC Holdings, LLC

c/o One Equity Partners III, L.P.

320 Park Avenue, 18th Floor

New York, New York 10022

Attention:                                         Gregory Belinfanti and Christian Ahrens

with a copy to:

Dechert LLP

1095 Avenue of Americas

New York, New York 10036

Attention: Derek Winokur